UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2024

Kaival Brands Innovations Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40641	83-3492907
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4460 Old Dixie Highway

Grant-Valkaria, Florida 32949

(Address of principal executive office, including zip code)

Telephone: (833) 452-4825

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	KAVL	The Nasdaq Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

  Effective February 22, 2024, in conjunction with the resignation of Stephen Sheriff as described in Item 5.02 below, Kaival Brands Innovations Group, Inc., a Delaware corporation (the “Company”), agreed to terminate the existing Service Agreement and all subsequent amendments thereto (the “Service Agreement”) with QuikfillRx, LLC d/b/a Kaival Marketing Services (“KMS”), dated March 31, 2020. KMS served as the third party vendor responsible for executing the Company’s marketing and sales strategies. In full satisfaction of all its outstanding obligations, debts, and services under the Service Agreement, the Company will pay KMS $80,000 on or before March 1, 2024, and will continue to timely remit payments relating to approved outstanding reimbursement requests by KMS for past services.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Thomas Metzler, Chief Financial Officer

On February 20, 2024, Thomas Metzler, the Chief Financial Officer, Secretary and Treasurer of the Company, provided written notice to the Company’s Board of his resignation, effectively immediately. Mr. Metzler’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Barry Hopkins, Interim Chief Executive Officer and Director

On February 22, 2024, Barry M. Hopkins, the Interim Chief Executive Officer, President, and Director of the Company, provided written notice to the Company’s Board of Directors (the “Board”) of his resignation, effectively immediately. Mr. Hopkin’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Stephen Sheriff, Chief Operating Officer

On February 22, 2024, Stephen Sheriff, the Chief Operating Officer of the Company, provided written notice to the Company’s Board of his resignation, effectively immediately. Mr. Sheriff’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Roger Brooks, Director

On February 22, 2024, Roger Brooks, a Director of the Company, provided written notice to the Company’s Board of his resignation, effectively immediately. Mr. Brook’s resignation from the Company’s Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of George Chuang, Director

On February 26, 2024, George Chuang, a Director of the Company, provided written notice to the Company’s Board of his resignation, effectively immediately. Mr. Chuang’s resignation from the Company’s Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Interim Chief Executive Officer

On February 23, 2024, the Board appointed Eric Mosser, a current Senior Advisor to the Company and the Chief Executive Officer of Kaival International Brands, LLC, a wholly owned subsidiary of the Company, as the Company’s President and Interim Chief Executive Officer, to serve in such capacity until a successor is duly appointed and approved by the Board.

At this time, there have been no changes to the Company’s employment agreement with Mr. Mosser in connection with his appointment as President and Interim Chief Executive Officer of the Company. Mr. Mosser (a) is not a party to any arrangement or understanding with any other person pursuant to which he was selected to serve as President and Interim Chief Executive Officer of the Company, (b) has not been involved in any transactions with the Company or related persons of the Company that would require disclosure under Item 404(a) of the Regulation S-K, and (c) does not have any family relationship with any members of the Board or any executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 26, 2024	Kaival Brands Innovations Group, Inc.

	By:	/s/ Eric Mosser
Eric Mosser
Interim Chief Executive Officer